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MORRISON RESTAURANTS INC. AND SUBSIDIARIES

EXHIBIT 11

COMPUTATION OF EARNINGS PER SHARE
(IN THOUSANDS EXCEPT PER-SHARE DATA)
                                                           Fiscal Year Ended
                                                   June 4,         June 5,         June 6,
                                                    1994            1993            1992


PRIMARY EARNINGS PER COMMON AND COMMON
  EQUIVALENT SHARE

Average common shares outstanding.........          35,973          37,029          36,998
Average additional common shares
issuable on exercise of dilutive
stock options (computed by use of
the "treaury stock method", at the
average market price).....................           1,394           1,049             437


Number of shares used in computation of
  primary earnings per share..............          37,367          38,078          37,435


  Net Income..............................         $44,684         $37,975         $32,671


Primary earnings per common and
  common equivalent share.................           $1.20           $1.00           $ .87















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EXHIBIT 11 (continued)

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
                                                           Fiscal Year Ended
                                                  June 4,        June 5,         June 6,
                                                   1994            1993            1992
 FULLY DILUTED EARNINGS PER COMMON AND
  COMMON EQUIVALENT SHARE

Average common shares outstanding.........          35,973          37,029          36,998
Average additional common shares issuable
  on exercise of dilutive stock options
  (computed by use of the "treasury stock
  method", at the higher of period-end
  or average market price)................           1,415           1,122             801

Number of shares used in computation of
  fully diluted earnings per share........          37,388          38,151          37,799

  Net Income..............................         $44,684         $37,975         $32,671

Fully diluted earnings per common and
  common equivalent share.................         $  1.20         $  1.00         $   .86













     Weighted average shares and all per share data for prior years have been restated to give effect to common stock dividends and common stock splits through June 4, 1994.


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